UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25
                                                        SEC FILE NUMBER: 1-1767
                                                   CUSIP NUMBER: [95952L  10  1]


                           NOTIFICATION OF LATE FILING


(Check One): (x) Form 10-KSB ( ) Form 20-F ( )Form 11-K ( )Form 10-Q
             ( ) Form N-SAR  ( ) Form N-CSR


For Period Ended: December 31, 2003

[x] Transition Report on Form 10-K           [ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K           [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
              For the Transition Period Ended: ___________________


            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

PART I -- REGISTRANT INFORMATION

                           WESTERN SIERRA MINING CORP.
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Full Name of Registrant
                                Global Decs Corp.
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Former Name if Applicable

                             2750 Cisco Drive South
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Address of Principal Executive Office (Street and Number)

                           Lake Havasu City, AZ 86403
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE


State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed period.

 Due to a recent acquisiton accounting background information was unavailable.

PART IV-- OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification:

          Michael Chaffee                928                      680-5513
      -----------------------            ---                      --------
             (Name)                  (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). (X)Yes ( )No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? ( )Yes ( X ) No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           WESTERN SIERRA MINING CORP.
                        ---------------------------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 30, 2004
      --------------

By: /s/ Michael Chaffee
      -----------------------------
        Michael Chaffee